UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2005

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Harrison Avenue, Boston, Massachusetts	02118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 482-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On April 8, 2005, Teradyne, Inc. committed to a real estate consolidation plan and determined that a non-cash impairment charge would result from the consolidation plan. The plan includes selling two unoccupied buildings, one in North Reading, MA and one in Nashua, N.H. The Company estimates that a non-cash impairment charge of approximately $10.6 million will be recorded in the second quarter of fiscal 2005 resulting from these actions, and that the sales will be completed by the end of the first quarter of fiscal 2006 which ends April 2, 2006.

Safe Harbor Statement

This Form 8-K contains statements regarding the consolidation of facilities and operations, vacating of facilities, disposal of certain real property holdings, and total estimated impairment charges which are “forward-looking statements” as defined under Section 21E of the Securities Exchange Act of 1934. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from those presently expected include, but are not limited to, difficulties by management in successfully implementing the consolidation plan, unanticipated delays in the implementation of the consolidation plan, inability to close on the sales of properties, unanticipated costs and expenses relating to the implementation of the consolidation plan, adverse changes in demand by prospective buyers of commercial properties, lower than anticipated sales prices, real estate market conditions, and adverse changes in general economic or market conditions Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including, but not limited to, Teradyne’s annual report on Form 10-K for the period ending December 31, 2004. The “forward-looking statements” included herein are made only as of the date of publication and Teradyne undertakes no obligation to update the information set forth in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: April 13, 2005	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	V.P. & Chief Financial Officer